EXHIBIT 10.3

May 19, 2017

Via Hand Delivery to Benjamin T. Rashleger

Dear Benji:

This letter (“Agreement”) describes our agreement regarding the separation of your employment with WSI Industries, Inc. (“WSI Industries” or the “Company”), effective May 19, 2017 and to specify the terms of the general release you are obligated to provide pursuant to Section 1(c) of the severance letter agreement between you and the Company dated October 20, 2011 (the “Severance Letter Agreement”).

Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Severance Letter Agreement.

1. Separation of Employment; Resignation as Director. Your employment with the Company will end effective May 19, 2017 without further action by either you or WSI Industries. For the purposes of the Severance Letter Agreement, the separation of your employment effective May 19, 2017 will be considered a termination without Cause. Effective May 19, 2017, you also resign as a director of the Company and from any position you hold with any subsidiary of the Company and have deliver a resignation letter to the Board of Directors to the foregoing effect.

2. Severance and Benefits. The Company will pay to you the severance and provide the other benefits described in Section 1(a) of the Severance Letter Agreement only if you sign and deliver, following the termination of your employment but on or before the 21st day thereafter and you do not rescind or revoke, a release of claims attached to this Agreement as Exhibit A (the “Release”). The payments of the amounts specified in the Severance Letter Agreement will begin within twenty (20) days of the expiration of any right you have to rescind or revoke the properly executed, delivered and accepted Release.

In consideration for the benefits outlined above, you agree to the following:

3. Consideration Period. You may review this Agreement with an attorney of your choosing and are hereby advised to do so. You have 21 calendar days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 21 calendar day period, it is your voluntary decision to do so, and you waive the remainder of the 21 calendar day period.

4. Other Agreements. You acknowledge and agree that the Restrictive Covenant Agreement dated as of October 12, 2009 by and between the Company and you (the “Restrictive Covenant Agreement”) remains in full force and effect. You hereby affirm your continuing obligations to the Company under the Restrictive Covenant Agreement, including the confidentiality, non-compete and non-solicit obligations as described therein. You agree that the Employment (Change in Control) Agreement dated October 12, 2009 is hereby terminated and is of no further force or effect as of the date hereof.

5. Non-Disparagement. You agree you will not defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents. The Company will direct its officers and directors not to defame or disparage your reputation or character. Nothing in this Section will be construed to limit or restrict you or the Company from taking any action that such party in good faith reasonably believes is necessary to fulfill such party’s fiduciary obligations to the Company or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

This Agreement shall not in anyway be construed as an admission by WSI Industries of any liability or unlawful conduct whatsoever.

In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the state of Minnesota, other than its law dealing with conflicts of law.

No amendment or modification of this Agreement will be effective unless made in writing and signed by you and WSI Industries. This Agreement, the Restrictive Covenant Agreement, the Severance Letter Agreement, any written stock option agreements and restricted stock award agreements to which you and the Company are parties, and the employee benefit plans sponsored by the Company in which you are a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements or such other plans are intended by either party to be legally binding. You are not eligible for any other payment or benefits except for those expressly described in this Agreement as provided under the Severance Letter Agreement, provided that you sign and do not rescind the Release.

By signing this Agreement, you acknowledge that you have read this Agreement, including the Release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily and knew that you could consult with any attorney regarding this Agreement.

If you agree to the terms and conditions of this Agreement, please sign and return the signed Agreement to me, keeping a copy for yourself.

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Sincerely,

WSI Industries, Inc.

By:	/s/ Jack R. Veach
Jack R. Veach
Chair of the Compensation Committee of the
Board of Directors of WSI Industries, Inc.

I, Benjamin T. Rashleger have read and understand and agree to the terms and conditions set forth above and have signed this Agreement dated May 19, 2017 voluntarily and with full knowledge and understanding of its meaning.

Dated May 19, 2017

/s/ Benjamin T. Rashleger
Benjamin T. Rashleger

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EXHIBIT A

RELEASE BY BENJAMIN T. RASHLEGER

THIS RELEASE AGREEMENT (the “Release Agreement” or the “Release”) is entered into as of the date indicated below by Benjamin T. Rashleger for the benefit of WSI Industries and the Company (each as defined below).

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	WSI Industries means WSI Industries, Inc., any company related to WSI Industries, Inc. in the present or past (including, without limitation, its predecessors, parents, subsidiaries, affiliates, and divisions), and any successors of WSI Industries, Inc.

C.	Company means WSI Industries; the present and past officers, directors, committees, shareholders, and employees of WSI Industries; any company providing insurance to WSI Industries in the present or past; the present and past employee benefit plans sponsored or maintained by WSI Industries and the present and past fiduciaries of such plans; the attorneys for WSI Industries; and anyone who acted on behalf of WSI Industries or on instructions from WSI Industries.

D.	Severance Letter Agreement means the Severance Letter Agreement between WSI Industries and me dated as of October 20, 2011.

E.	May 2017 Letter Agreement means the Letter Agreement between WSI Industries and me dated as of May 19, 2017.

F.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with WSI Industries or the termination of that employment, or otherwise, including, without limitation, all claims arising out of or relating to WSI Industries’ offer letter to me dated October 5, 2009, the Employment (Change in Control) Agreement between me and WSI Industries dated October 12, 2009, or any cash incentive compensation plan for fiscal 2017 or any other period;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims I may have for compensation of any kind, including without limitation salary, wages, bonuses, deferred compensation, commissions, penalties, vacation pay, separation pay and/or benefits, incentive compensation, equity compensation of any kind (including stock awards), perquisites, relocation expenses, and expense reimbursements;

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4.	all claims I may have for defamation, improper discharge or retaliation (based on contract, common law, or statute), alleged violation of the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964 as amended, the Older Workers Benefit Protection Act and Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any claim for discrimination or harassment under local, state or federal law;

5.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

Notwithstanding the foregoing, My Claims does not include: any claims that the law does not allow to be waived; any claims that may arise after the time I sign this Release; any claims for breach of the Severance Letter Agreement or the May 2017 Letter Agreement; any rights I have under any written stock option or restricted stock award agreement with WSI Industries; my right to benefits under any employee benefit plan sponsored by WSI Industries in which I am currently a participant; or any rights that I may have to indemnification from WSI Industries as a current or former officer, director, or employee of WSI Industries, including without limitation indemnification rights under applicable laws, the Articles of Incorporation or Bylaws of WSI Industries, or any liability insurance policy maintained by WSI Industries.

Nothing contained in this Release Agreement shall be construed to prohibit me from seeking recourse through a government agency providing information to a government agency regarding any employee dispute; exercising any rights that are not allowed to be released by law; or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a governmental agency regarding a charge or claim of alleged discrimination, harassment or retaliation filed with the governmental agency. Notwithstanding, this Release includes a release of my right to file a court action or to seek individual remedies or damages in any action filed by any such government agency and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such recourse including, but not limited to, the right to monetary damages or other individual legal or equitable relief awarded.

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Agreement to Release My Claims. I acknowledge that I will receive consideration from WSI Industries if I sign and do not rescind or revoke this Release as provided below. I acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from WSI Industries if I did not sign this Release or if I rescinded or revoked this Release. In exchange for that consideration, I hereby release, agree not to sue, and forever discharge the Company from all of My Claims to the full extent allowed by law. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair consideration for the release of My Claims.

Additional Agreements and Understandings. Even though WSI Industries will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so and I waive any remaining days in the 21-day period.

My Right to Rescind/Revoke this Release. I have the right to revoke this Release within 7 calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act. I have the right to rescind this Release within 15 calendar days of signing this Release to reinstate claims arising under the Minnesota Human Rights Act. This Release will not become effective or enforceable unless and until the 7-day or 15-day revocation or rescission period has expired without my revoking or rescinding it.

Procedure for Accepting or Rescinding/Revoking the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to WSI Industries by hand or by mail no later than the last day of the 21-day period that I have to consider this Release. To rescind or revoke my acceptance of this Release, I must timely deliver to WSI Industries a written, signed statement that I rescind or revoke my acceptance. All deliveries must be made to WSI Industries at the following address:

Chief Financial Officer

WSI Industries, Inc.

213 Chelsea Avenue

Monticello, MN 55362

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If I choose to deliver my acceptance or the rescission/revocation of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and
(2)	properly addressed to WSI Industries at the address stated above; and
(3)	sent by certified mail return receipt requested.

I UNDERSTAND THAT IF I RESCIND OR REVOKE ANY PART OF THIS RELEASE THE SEVERANCE LETTER AGREEMENT IS VOIDABLE AT THE DISCRETION OF WSI INDUSTRIES.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with WSI Industries. No child support orders, garnishment orders, or other orders requiring that money owed to me by WSI Industries be paid to any other person are now in effect. No Medicaid payment has been made to me or on my behalf, and no liens, claims, demands, subrogated interests, or actions of any nature exist or have been asserted related to employment with WSI Industries. I have returned all WSI Industries property, including keys, credit cards, security access cards, codes, personal computers, cell phones, memoranda, data, records, notes and other information. I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by WSI Industries except as specifically set forth in the Severance Letter Agreement and the May 2017 Letter Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the May 2017 Letter Agreement to be legally binding.

Benjamin T. Rashleger

Date

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